Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of MapLight Therapeutics, Inc. of our report dated April 25, 2025, except for the effects of the reverse stock split described in Note 19 as to which the date is October 6, 2025, relating to the consolidated financial statements of MapLight Therapeutics, Inc. and its subsidiary, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

October 6, 2025